Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset High Yield Defined Opportunity Fund Inc.

We consent to use of our report, dated September 17, 2010, incorporated in this registration statement on Form N-2 filed pursuant to Rule 462(b) by reference to the registration statement on Form N-2 (File No. 333-168292), with respect to Western Asset High Yield Defined Opportunity Fund Inc., as of August 31, 2010, and the related statement of operations (in Organization) for the period then ended, and to the reference to our firm in such registration statement under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

October 26, 2010